News Release

Investor Contact:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

Rhino Resource Partners LP Announces

Fourth Quarter 2018 Financial and Operating Results

LEXINGTON, KY (March 13, 2019) – Rhino Resource Partners LP (OTCQB: RHNO) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended December 31, 2018. For the quarter, the Partnership reported a net loss of $5.6 million and Adjusted EBITDA of $6.3 million, compared to a net loss of $18.7 million and Adjusted EBITDA of $6.7 million in the fourth quarter of 2017. Diluted net loss per common unit was $0.49 for the quarter compared to diluted net loss per common unit of $1.45 for the fourth quarter of 2017. Total revenues for the quarter were $64.7 million, with coal sales generating $63.9 million of the total, compared to total revenues of $55.8 million and coal revenues of $55.4 million in the fourth quarter of 2017. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures).

The Partnership continued the suspension of the cash distribution for its common units for the current quarter. No distributions have been declared for common or subordinated units for the quarter ended December 31, 2018.

Rick Boone, President and Chief Executive Officer of Rhino’s general partner, stated, “During the fourth quarter, we saw rail service return to normal levels as the backlog that began early in 2018 seems to have finally been cleared, which contributed to increased sales year-over-year. We continue to experience cost pressures as escalating steel prices have increased our roof support costs as well as increases in fuel pricing, both of which affected our margins. For 2019, we are seeing coal prices remain steady based on recent trends and 2019 prices have improved across all our business segments for both met and thermal coal. We have over 90% of our 2019 coal production contracted at prices exceeding 2018 levels. In particular, met coal prices have improved both domestically and internationally. In addition, we have seen thermal coal pricing improve in our CAPP and NAPP segments year-over-year as well. We left a portion of our met coal production uncontracted in 2019 as we believe there will be opportunities to sell coal on the spot market for prices that could exceed our current contracted pricing levels.

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In Central Appalachia, approximately 82% of our full-year 2019 thermal and met coal production has been contracted at increased prices compared to this year. Our Pennyrile, Castle Valley and Hopedale operations are substantially sold out for 2019 at prices that are above our current year levels. In addition, we have executed long-term contracts with various utility customers for thermal coal for 2020 at both Pennyrile and Castle Valley.

Providing a safe work environment and being responsible environmental stewards are core principles at Rhino. Our commitment to safety was recently recognized as our CAM Mining operating subsidiary in West Virginia received the “Mountaineer Guardian Award” from the West Virginia Coal Association in recognition of the significant accomplishments of our employees in the area of mine safety. We are proud of the employees that achieved this recognition and the safety-first culture they have shown as evidenced by this award.

We expect continued strong market demand and increased year-over-year prices at all of our operations to provide positive financial results for 2019, which will bring value to our unitholders.”

Coal Operations Update

Central Appalachia

●	Sales volume was 462,000 tons in the quarter versus 371,000 tons in the prior year and 525,000 tons in the prior quarter. The increase in sales volume compared to the prior year was the result of increased demand for met and steam coal tons from this region.
●	Coal revenues were $36.6 million, versus $25.1 million in the prior year and $43.9 million in the prior quarter. The increase in revenue from the prior year was primarily due to the increase in demand for met and steam coal tons sold from this basin. Coal revenues per ton in the quarter were $79.07 versus $67.60 in the prior year and $83.59 in the prior quarter. The increase from the prior year was primarily due to the higher contracted prices for the met and steam coal sold from this region. Metallurgical coal revenue per ton in the quarter was $93.63 versus $85.83 in the prior year and $113.17 in the prior quarter. Steam coal revenue in the quarter was $62.54 per ton versus $53.45 in the prior year and $53.64 in the prior quarter.
●	Cost of operations per ton in the quarter was $65.03 versus $50.85 in the prior year and $60.75 in the prior quarter. The increase in cost of operations per ton from the prior year was primarily due to the increase in the price of diesel fuel and contract services in the current quarter.

Illinois Basin

●	Sales volume was 321,000 tons, versus 325,000 tons in the prior year and 319,000 tons in the prior quarter.
●	Coal revenues were $12.7 million, versus $14.7 million in the prior year and $12.5 million in the prior quarter. Coal revenues per ton were $39.54 compared to $45.18 in the prior year and $39.22 in the prior quarter. The decrease in total coal revenues and coal revenues per ton was primarily due to lower contracted sale prices for tons sold from the Pennyrile mine.
●	Cost of operations per ton was $33.98 versus $39.39 in the prior year and $43.00 in the prior quarter. The decrease in cost of operations per ton was primarily the result of improved mining conditions compared to the prior quarter and productivity improvements that lowered costs.

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Rhino Western

●	Sales volume was 264,000 tons versus 282,000 tons in the prior year and 293,000 tons in the prior quarter. The decrease in coal sales from the prior periods was due to adverse geological conditions experienced during the fourth quarter resulting in less production and sales from our Castle Valley operation.
●	Coal revenues were $9.2 million versus $10.3 million in the prior year and $10.3 million in the prior quarter. Coal revenues per ton in the quarter were $34.87 versus $36.49 in the prior year and $35.06 in the prior quarter. Total coal revenues and coal revenues per ton decreased year-over-year due to lower contracted prices for coal sold from the Castle Valley operation.
●	Cost of operations per ton was $29.08 versus $29.17 in the prior year and $31.35 in the prior quarter. The cost of operations per ton decreased during the current quarter compared to the prior quarter as the transition to an adjacent coal seam at the Castle Valley operation was completed during the third quarter of 2018.

Northern Appalachia

●	Sales volume was 120,000 tons versus 130,000 tons in the prior year and 119,000 in the prior quarter. The sales volumes from our Hopedale operation decreased as we experienced difficult geological conditions in some areas of the mine.
●	Coal revenues were $5.4 million versus $5.3 million in the prior year and $5.2 million in the prior quarter.
●	For the fourth quarter, coal revenues per ton from our Hopedale operation were $45.29 compared to $40.86 in the prior year and $44.05 in the prior quarter. The increase was primarily due to higher contracted prices for tons sold from the Hopedale complex compared to the same period in 2017.
●	Cost of operations per ton was $54.00 compared to $46.92 in the prior year and $53.33 in the prior quarter. The increase in cost of operations per ton was primarily the result of an increase in costs for outside services and other operating costs as difficult geological conditions were encountered in some areas of the mine at the Hopedale operation.

Capital Expenditures

●	Maintenance capital expenditures for the fourth quarter were approximately $3.1 million.
●	Expansion capital expenditures for the fourth quarter were approximately $0.8 million.

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Sales Commitments

The table below displays Rhino’s committed coal sales for the periods indicated.

	Year 2019		Year 2020		Year 2021
	Avg Price	Tons	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin	$41.23	2,038,958	$40.02	1,320,000	$41.91	800,000
Rhino Western	$37.32	917,863	$37.95	300,000	-	-
Central Appalachia	$80.83	1,467,212	$99.07	215,800	$99.07	52,325
Total	$53.55	4,424,033	$46.62	1,835,800	$45.42	852,325

Evaluating Financial Results

Rhino management uses a variety of non-GAAP financial measurements to analyze the Partnership’s performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA. Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, while also excluding certain non-cash and/or non-recurring items including provision for doubtful accounts. Adjusted EBITDA is used by management primarily as a measure of the operating performance of the Partnership’s segments. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Because not all companies calculate Adjusted EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton. Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton. Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended December 31, 2018 included:

●	Adjusted EBITDA from continuing operations of $6.3 million and net loss from continuing operations of $5.6 million compared to Adjusted EBITDA from continuing operations of $7.3 million and net loss from continuing operations of $21.3 million in the fourth quarter of 2017. Adjusted EBITDA decreased period-over-period primarily due to the decrease in net income at the Central Appalachia operations. Including net income from discontinued operations of approximately $2.6 million, total net loss for the three months ended December 31, 2017 was $18.7 million while Adjusted EBITDA was $6.7 million. The Partnership did not incur a gain or loss from discontinued operations for the fourth quarter of 2018.
●	Basic and diluted net loss per common unit from continuing operations of $0.49 compared to basic and diluted net loss per common unit from continuing operations of $1.63 for the fourth quarter of 2017.

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●	Coal sales were 1.2 million tons, which was an increase of 5.3% compared to the fourth quarter of 2017, primarily due to increased sales from the Central Appalachia mining operations.
●	Total revenues and coal revenues from continuing operations of $64.7 million and $63.9 million, respectively, compared to $55.8 million and $55.4 million, respectively, for the same period of 2017.
●	Coal revenues per ton of $54.72 compared to $49.96 for the fourth quarter of 2017, an increase of 9.5% primarily due to the increase in contracted sale prices for tons sold from the Central Appalachia and Northern Appalachia segments.
●	Cost of operations from continuing operations of $53.5 million compared to $45.5 million for the same period of 2017 as production was increased in the Central Appalachia region to meet the increase demand for met and steam coal during the fourth quarter of 2018. We also experienced cost increases for diesel fuel and contract services at the Central Appalachia mining operations during the current period.
●	Cost of operations per ton from continuing operations of $45.86 compared to $41.09 for the fourth quarter of 2017, an increase of 11.6%. The increase was primarily the result of increases in operating expenses as discussed above.

Total coal revenues from continuing operations increased approximately 15.4% and coal revenues per ton increased approximately 9.5% primarily due to higher contracted prices for tons sold at our Central Appalachia and Northern Appalachia operations during the fourth quarter of 2018 compared to the same period in 2017. Total cost of production from continuing operations increased by 17.6% during the fourth quarter of 2018 primarily due to an increase of $11.2 million in total cost of operations in Central Appalachia, which was the result of increased demand for met and steam coal from this region. The Partnership also experienced increases in operating expenses such as diesel fuel and contract services.

Results for the year ended December 31, 2018 included:

●	Adjusted EBITDA from continuing operations of $19.6 million and net loss from continuing operations of $16.0 million compared to Adjusted EBITDA from continuing operations of $27.1 million and net loss from continuing operations of $20.6 million in the year ended December 31, 2017. Including net income from discontinued operations of approximately $1.8 million, which related to our Sands Hill Mining operation sold in November 2017, our net loss was $18.8 million and Adjusted EBITDA was $26.3 million for the year ended December 31, 2017. We did not incur a gain or loss from discontinued operations for the year ended December 31, 2018. Adjusted EBITDA from continuing operations decreased period to period primarily due to the decrease in net income at our Illinois Basin segment resulting from the decrease in the contracted sale prices for tons sold from our Pennyrile mine and an increase in operating costs such as freight and handling, contract services and diesel fuel at our Central Appalachia operations.
●	Basic and diluted net loss per common unit from continuing operations of $1.35 compared to basic and diluted net loss per common unit from continuing operations of $1.88 for the year ended December 31, 2017.
●	Coal sales were 4.6 million tons, which was an increase of 11.5% compared to the year ended December 31, 2017, primarily due to increased sales from the Central Appalachia operations.
●	Total revenues and coal revenues of $247.0 million and $244.3 million, respectively, compared to $218.7 million and $217.2 million, respectively, for the same period of 2017.
●	Coal revenues per ton of $53.13 compared to $52.64 for the year ended December 31, 2017.
●	Cost of operations from continuing operations of $213.6 million compared to $178.5 million for the same period of 2017 as production was increased in the Central Appalachia region to meet the increased demand for met and steam coal during the year ended December 31, 2018. The Partnership also experienced increases in the cost of diesel fuel, contract services and equipment maintenance at our Central Appalachia segment during 2018.
●	Cost of operations per ton from continuing operations of $46.45 compared to $43.26 for the year ended December 31, 2017, an increase of 7.4%, which was primarily the result of increases in operating expenses as discussed above.

Total coal revenues increased approximately 12.5% period-over-period primarily due to an increase in met and steam coal tons sold in Central Appalachia as the Partnership experienced increased demand for met and steam coal from this region during the period. Coal revenues per ton increased by 0.9% compared to the same period of 2017. Total cost of production increased by 19.7% primarily due to an increase of $33.5 million in total cost of operations at our Central Appalachia operations as demand for met and steam coal from this region increased during the year ended December 31, 2018. The Partnership also experienced increases in operating expenses such as diesel fuel, contract services and equipment maintenance during 2018.

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Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah. For the quarter ended December 31, 2018, the Partnership had four reportable business segments: Central Appalachia, Northern Appalachia, Rhino Western and Illinois Basin. Additionally, the Partnership has an Other category that includes its ancillary businesses.

(In millions, except per ton data and )%	Fourth Quarter 2018	Fourth Quarter 2017	% Change* 4Q18 / 4Q17	Year to Date 2018	Year to Date 2017	% Change* 2018 / 2017
Central Appalachia
Coal revenues	$36.6	$25.1	45.8%	$139.4	$101.8	36.9%
Total revenues	$36.8	$25.1	46.4%	$139.8	$102.0	37.0%
Coal revenues per ton*	$79.07	$67.60	17.0%	$74.78	$69.68	7.3%
Cost of operations	$30.1	$18.9	59.4%	$112.1	$78.6	42.7%
Cost of operations per ton*	$65.03	$50.85	27.9%	$60.16	$53.76	11.9%
Tons produced	0.411	0.414	(0.8)%	1.745	1.551	12.5%
Tons sold	0.462	0.371	24.6%	1.864	1.462	27.5%
Northern Appalachia
Coal revenues	$5.4	$5.3	1.9%	$18.2	$15.9	15.0%
Total revenues	$6.0	$5.6	7.1%	$20.3	$17.1	19.2%
Coal revenues per ton*	$45.29	$40.86	10.8%	$43.05	$41.58	3.5%
Cost of operations	$6.4	$6.1	5.9%	$23.5	$19.2	22.5%
Cost of operations per ton*	$54.00	$46.92	15.1%	$55.48	$50.34	10.2%
Tons produced	0.119	0.123	(3.1)%	0.409	0.375	9.3%
Tons sold	0.120	0.130	(8.0)%	0.424	0.381	11.1%
Rhino Western
Coal revenues	$9.2	$10.3	(10.6)%	$36.2	$35.4	2.1%
Total revenues	$9.2	$10.3	(10.7)%	$36.2	$35.5	2.1%
Coal revenues per ton*	$34.87	$36.49	(4.4)%	$35.40	$37.54	(5.7)%
Cost of operations	$7.7	$8.2	(6.7)%	$30.5	$28.3	7.7%
Cost of operations per ton*	$29.08	$29.17	(0.3)%	$29.80	$29.96	(0.5)%
Tons produced	0.247	0.267	(7.6)%	0.996	0.958	3.9%
Tons sold	0.264	0.282	(6.5)%	1.022	0.944	8.3%
Illinois Basin
Coal revenues	$12.7	$14.7	(13.5)%	$50.5	$64.1	(21.2)%
Total revenues	$12.7	$14.7	(13.5)%	$50.5	$64.1	(21.2)%
Coal revenues per ton	$39.54	$45.18	(12.5)%	$39.17	$47.85	(18.1)%
Cost of operations	$10.9	$12.8	(14.7)%	$50.2	$54.6	(8.2)%
Cost of operations per ton	$33.98	$39.39	(13.7)%	$38.94	$40.81	(4.6)%
Tons produced	0.330	0.307	7.7%	1.271	1.313	(3.2)%
Tons sold	0.321	0.325	(1.1)%	1.288	1.339	(3.8)%
Other**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$0.0	$0.1	(35.2)%	$0.2	$0.0	339.3%
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	$(1.6)	$(0.5)	248.5%	$(2.7)	$(2.2)	22.9%
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Total
Coal revenues	$63.9	$55.4	15.4%	$244.3	$217.2	12.5%
Total revenues	$64.7	$55.8	16.1%	$247.0	$218.7	13.0%
Coal revenues per ton*	$54.72	$49.96	9.5%	$53.13	$52.64	0.9%
Cost of operations	$53.5	$45.5	17.6%	$213.6	$178.5	19.7%
Cost of operations per ton*	$45.86	$41.09	11.6%	$46.45	$43.26	7.4%
Tons produced	1.107	1.111	(0.4)%	4.421	4.197	5.3%
Tons sold	1.167	1.108	5.3%	4.598	4.126	11.5%

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The activities performed by Rhino’s ancillary businesses do not directly relate to coal production. As a result, coal revenues per ton and costs of operations per ton are not presented for the Other category.

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Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below. Note that the Partnership’s Northern Appalachia, Rhino Western and Illinois Basin segments currently produce and sell only steam coal.

Central Appalachia Overview of Results by Product
(In thousands, except per ton data and )%	Fourth Quarter 2018	Fourth Quarter 2017	% Change* 4Q18 / 4Q17	Year to Date 2018	Year to Date 2017	% Change* 2018 / 2017
Met coal tons sold	245.8	162.1	51.6%	873.9	737.3	18.5%
Steam coal tons sold	216.5	208.8	3.7%	990.2	724.3	36.7%
Total tons sold	462.3	370.9	24.6%	1,864.1	1,461.6	27.5%

Met coal revenue	$23,011	$13,915	65.4%	$87,015	$64,033	35.9%
Steam coal revenue	$13,541	$11,157	21.4%	$52,380	$37,805	38.6%
Total coal revenue	$36,552	$25,072	45.8%	$139,395	$101,838	36.9%

Met coal revenues per ton	$93.63	$85.83	9.1%	$99.57	$86.85	14.6%
Steam coal revenues per ton	$62.54	$53.45	17.0%	$52.90	$52.19	1.4%
Total coal revenues per ton	$79.07	$67.60	17.0%	$74.78	$69.68	7.3%

Met coal tons produced	123.3	141.3	(12.7)%	515.5	645.8	(20.2)%
Steam coal tons produced	287.5	272.9	5.3%	1,229.3	904.8	35.9%
Total tons produced	410.8	414.2	(0.8)%	1,744.8	1,550.6	12.5%

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

Fourth Quarter 2018 Financial and Operational Results Conference Call

The Partnership will not host a conference call this quarter. Any inquiries can be made to the Partnership’s investor relations department.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States. Additional information regarding Rhino is available on its web site – RhinoLP.com.

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Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Coal Operations Update.” These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates. Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: Rhino’s future levels of indebtedness, liquidity and compliance with debt covenants; volatility and recent declines in the price of Rhino’s common units; decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; declines in demand for electricity and coal; current and future environmental laws and regulations, which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; the availability and prices of competing electricity generation fuels; a variety of operating risks, such as unfavorable geologic conditions, adverse weather conditions and natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; poor mining conditions resulting from the effects of prior mining; the availability and costs of key supplies and commodities such as steel, diesel fuel and explosives; fluctuations in transportation costs or disruptions in transportation services, which could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor, increased labor costs or work stoppages; Rhino’s ability to secure or acquire new or replacement high-quality coal reserves that are economically recoverable; material inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds, which could affect coal consumers and reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as changes resulting from low natural gas prices; changes in governmental regulation of the electric utility industry; defects in title in properties that Rhino owns or losses of any of its leasehold interests; Rhino’s ability to retain and attract senior management and other key personnel; material inaccuracy of assumptions underlying reclamation and mine closure obligations; and weakness in global economic conditions.

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

###

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RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands)

	As of December 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,172	$8,796
Restricted cash	-	7,116
Accounts receivable, net of allowance for doubtful accounts ($0.7 million and $-0- as of December 31, 2018 and 2017, respectively).	15,126	20,386
Inventories	6,573	12,860
Advance royalties, current portion	548	495
Investment in available for sale securities	1,872	11,165
Prepaid expenses and other	2,766	2,891
Total current assets	33,057	63,709
PROPERTY, PLANT AND EQUIPMENT:
At cost, including coal properties, mine development and construction costs	450,888	440,843
Less accumulated depreciation, depletion and amortization	(277,029)	(263,520)
Net property, plant and equipment	173,859	177,323
Advance royalties, net of current portion	8,026	7,901
Deposits - Workers’ Compensation and Surety Programs	8,266	-
Investment in unconsolidated affiliates	-	130
Restricted cash	-	5,209
Other non-current assets	25,410	28,508
TOTAL	$248,618	$282,780
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,185	$9,329
Accrued expenses and other	10,107	11,186
Accrued preferred distributions	3,210	6,038
Current portion of long-term debt	2,174	5,475
Current portion of asset retirement obligations	465	498
Total current liabilities	30,141	32,526
NON-CURRENT LIABILITIES:
Long-term debt, net of current portion	22,458	28,573
Asset retirement obligations, net of current portion	18,084	18,164
Other non-current liabilities	41,500	48,071
Total non-current liabilities	82,042	94,808
Total liabilities	112,183	127,334
COMMITMENTS AND CONTINGENCIES PARTNERS’ CAPITAL:
Limited partners	115,505	130,233
General partner	8,792	8,855
Preferred partners	15,000	15,000
Investment in Royal common stock	(4,126)	(4,126)
Common unit warrants	1,264	1,264
Accumulated other comprehensive income	-	4,220
Total partners’ capital	136,435	155,446
TOTAL	$248,618	$282,780

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UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2018	2017	2018	2017
REVENUES:
Coal sales	$63,885	$55,372	$244,269	$217,192
Other revenues	862	401	2,767	1,499
Total revenues	64,747	55,773	247,036	218,691
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	53,539	45,544	213,570	178,483
Freight and handling costs	859	5	9,084	1,837
Depreciation, depletion and amortization	5,610	5,080	22,342	21,117
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	4,624	3,004	12,906	11,423
Asset impairment and related charges	-	22,631	-	22,631
Mark-to-market adjustment -unrealized loss	171	-	171	-
(Gain) on sale/disposal of assets—net	3,796	(30)	(3,422)	(68)
Total costs and expenses	68,599	76,234	254,651	235,423
(LOSS) FROM OPERATIONS	(3,852)	(20,461)	(7,615)	(16,732)
INTEREST AND OTHER (EXPENSE)/INCOME:
Interest expense	(1,854)	(879)	(8,483)	(4,010)
Interest income and other	61	-	67	86
Equity in net income of unconsolidated affiliates	-	-	-	36
Total interest and other (expense)	(1,793)	(879)	(8,416)	(3,888)
NET (LOSS) BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	(5,645)	(21,340)	(16,031)	(20,620)
INCOME TAXES	-	-	-	-
NET (LOSS) FROM CONTINUING OPERATIONS	(5,645)	(21,340)	(16,031)	(20,620)
DISCONTINUED OPERATIONS
Income from discontinued operations	-	2,619	-	1,832
NET (LOSS)	(5,645)	(18,721)	(16,031)	(18,788)

General partner’s interest in net (loss)/income:
Net (loss)/income from continuing operations	$(30)	$(98)	$(81)	$(112)
Net income from discontinued operations	-	11	-	8
General partner’s interest in net (loss)	$(30)	$(87)	$(81)	$(104)
Common unitholders’ interest in net (loss)/income:
Net (loss) from continuing operations	$(6,472)	$(21,286)	$(17,617)	$(24,391)
Net income from discontinued operations	-	2,397	-	1,676
Common unitholders’ interest in net (loss):	$(6,472)	$(18,889)	$(17,617)	$(22,715)
Subordinated unitholders’ interest in net (loss)/income:
Net (loss) from continuing operations	$(565)	$(1,877)	$(1,543)	$(2,155)
Net income from discontinued operations	-	211	-	148
Subordinated unitholders’ interest in net (loss):	$(565)	$(1,666)	$(1,543)	$(2,007)
Preferred unitholders’ interest in net income:
Net income from continuing operations	$1,422	$1,921	$3,210	$6,038
Net income from discontinued operations	-	-	-	-
Preferred unitholders’ interest in net income	$1,422	$1,921	$3,210	$6,038
Net (loss)/income per limited partner unit, basic:
Common units:
Net (loss) per unit from continuing operations	$(0.49)	$(1.63)	$(1.35)	$(1.88)
Net income per unit from discontinued operations	-	0.18	-	0.13
Net (loss) per common unit, basic	$(0.49)	$(1.45)	$(1.35)	$(1.75)
Subordinated units
Net (loss) per unit from continuing operations	(0.49)	$(1.63)	$(1.35)	$(1.88)
Net income per unit from discontinued operations	-	0.18	-	0.13
Net (loss) per subordinated unit, basic	$(0.49)	$(1.45)	$(1.35)	$(1.75)
Preferred units
Net income per unit from continuing operations	$0.95	$1.28	$2.14	$4.03
Net income per unit from discontinued operations	-	-	-	-
Net income per preferred unit, basic	$0.95	$1.28	$2.14	$4.03
Net (loss)/income per limited partner unit, diluted:
Common units
Net (loss) per unit from continuing operations	$(0.49)	$(1.63)	$(1.35)	$(1.88)
Net income per unit from discontinued operations	-	0.18	-	0.13
Net (loss) per common unit, diluted	$(0.49)	$(1.45)	$(1.35)	$(1.75)
Subordinated units
Net (loss) per unit from continuing operations	$(0.49)	$(1.63)	$(1.35)	$(1.88)
Net income per unit from discontinued operations	-	0.18	-	0.13
Net (loss) per subordinated unit, diluted	$(0.49)	$(1.45)	$(1.35)	$(1.75)
Preferred units
Net income per unit from continuing operations	$0.95	$1.28	$2.14	$4.03
Net income per unit from discontinued operations	-	-	-	-
Net income per preferred unit, diluted	$0.95	$1.28	$2.14	$4.03

Weighted average number of limited partner units outstanding, basic:
Common units	13,098	12,994	13,062	12,965
Subordinated units	1,144	1,146	1,144	1,146
Preferred units	1,500	1,500	1,500	1,500
Weighted average number of limited partner units outstanding, diluted:
Common units	13,098	12,994	13,062	12,965
Subordinated units	1,144	1,146	1,144	1,146
Preferred units	1,500	1,500	1,500	1,500

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Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization).

($ in millions)	Fourth Quarter 2018	Fourth Quarter 2017	Year to Date 2018	Year to Date 2017
Net (loss) from continuing operations	$(5.6)	$(21.3)	$(16.0)	$(20.6)
Plus:
Depreciation, depletion and amortization (DD&A)	5.6	5.1	22.3	21.1
Interest expense	1.8	0.9	8.5	4.0
EBITDA from continuing operations	1.8	(15.3)	14.8	4.5
Plus: Provision for doubtful accounts (1)	0.6	-	0.9	-
Plus: Non-cash asset impairment (2)	-	22.6	-	22.6
Plus: Cumulative effect from adoption of ASU 2016-01 (3)	3.7	-	3.7	-
Plus: Mark-to-market adjustment -unrealized loss	0.2	-	0.2	-
Adjusted EBITDA from continuing operations	6.3	7.3	19.6	27.1
EBITDA from discontinued operations	-	(0.5)	-	(0.8)
Adjusted EBITDA*	$6.3	$6.7	$19.6	$26.3

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
	(in millions)
Net cash provided by operating activities	$11.1	$1.3	$18.6	$14.6
Plus:
Increase in net operating assets	-	5.2	-	12.1
Gain on sale of assets	-	0.1	3.4	-
Gain on disposal of business	-	3.2	-	3.2
Interest expense	1.8	0.9	8.5	4.0
Equity in net income of unconsolidated affiliate	-	-	-	0.1
Less:
Decrease in net operating assets	5.7	-	10.2	-
Loss on sale of assets	3.7	-	-	-
Mark-to-market adjustment-unrealized loss	0.2	-	0.2	-
Amortization of advance royalties	0.1	0.2	0.6	1.1
Amortization of debt issuance costs	0.4	0.4	1.8	1.5
Provision for doubtful accounts	0.6	0.1	0.9	0.1
Amortization of debt discount	0.1	-	0.4	-
Loss on retirement of advanced royalties	-	-	0.1	0.1
Loss on asset impairments	-	22.6	-	22.6
Equity-based compensation	-	-	0.2	0.3
Accretion on asset retirement obligations	0.3	0.1	1.3	1.5
EBITDA†	$1.8	$(12.7)	$14.8	$6.8
Plus: Non-cash bad debt expense (1)	0.6	0.1	0.9	0.1
Plus: Non-cash asset impairment (2)	-	22.6	-	22.6
Plus: Cumulative effect from adoption of ASU 2016-01 (3)	3.7	-	3.7	-
Plus: Mark-to-market adjustment -unrealized loss	0.2	-	0.2	-
Less: Gain on disposal of business (4)	-	(3.2)	-	(3.2)
Adjusted EBITDA†	6.3	6.7	19.6	26.3
Less: EBITDA from discontinued operations	-	(0.5)	-	(0.8)
Adjusted EBITDA from continuing operations †*	$6.3	$7.3	$19.6	$27.1

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*Totals may not foot due to rounding

(1) During the three months ended and the year ended December 31, 2018, we recorded provisions for doubtful accounts of approximately $0.6 million and $0.9 million, respectively, which primarily related to a small number of customers in Central Appalachia.

(2) During the year ended December 31, 2017, we recorded asset impairment charges of $22.6 million, including an $0.8 million impairment on land that we own in Mesa County, Colorado and a $21.8 million impairment charge related to the call option received from a third party to acquire substantially of the outstanding common stock of Armstrong Energy, Inc.

(3) During the three months ended and the year ended December 31, 2018, the gain recognized from the sales of our TUSK stock was impacted by the adoption of ASU 2016-01, which resulted in $3.7 million of economic benefit being reclassified to equity from Other Comprehensive Income instead of being recognized in net income.

(4) On November 7, 2017, we closed an agreement with a third party to transfer 100% of the membership interests and related assets and liabilities in Sands Hill Mining LLC as discussed earlier. We recognized a non-cash gain of $3.2 million from the sale of Sands Hill Mining LLC since the third party assumed the reclamation obligations associated with this operation.

We believe that the isolation and presentation of these specific items to arrive at Adjusted EBITDA is useful because it enhances investors’ understanding of how we assess the performance of our business. We believe the adjustment of these items provides investors with additional information that they can utilize in evaluating our performance. Additionally, we believe the isolation of these items provides investors with enhanced comparability to prior and future periods of our operating results.

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